Exhibit 10.3
Baker Hughes Company Performance Share Unit Award Agreement For [●] (“Participant”)
1.Capitalized Terms. Each capitalized term used but not defined in this Award Agreement (including Appendix A) shall have the meaning ascribed to such term in the Baker Hughes Company 2021 Long-Term Incentive Plan (the “Plan”).
2.Grant. The Committee of Baker Hughes Company (the “Company”) has granted Performance Share Units (“PSUs”) to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each PSU entitles the Participant an opportunity to earn and receive from the Company one share of Class A common stock of the Company, par value $0.0001 per share (“Share”), for which the restrictions set forth in paragraph 4 lapse in accordance with the terms of this Award Agreement, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. The target number of PSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services (the “Target PSUs”) is the number of PSUs that the Participant may earn if the Performance Condition is satisfied at the target level. The actual number of PSUs that the Participant may earn may be less than or more than the Target PSUs, depending upon actual performance and the service of the Participant, as specified in paragraph 4. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.
3.Dividend Equivalents. Until such time as the restrictions lapse or the PSUs are cancelled, whichever occurs first, the Company shall establish an amount to be paid to the Participant equal to the number of PSUs that are ultimately earned pursuant to this Agreement times the per Share quarterly dividend payments made to stockholders of the Company’s Shares during the period from the Grant Date until the date that the restrictions lapse and the PSUs are vested (“Dividend Equivalent”). The Company will pay the Participant an amount equal to the Dividend Equivalents unpaid as of the date that the restrictions lapse (without interest) upon such lapse date (when such PSUs are vested). Notwithstanding the foregoing, any unpaid Dividend Equivalents attributable to PSUs that are cancelled (including forfeitures due to failure to vest) will not be paid and are immediately forfeited upon cancellation (or failure to vest) of the PSUs. Dividend Equivalents will be paid in cash or in Shares, or in a combination of cash and Shares, as determined by the Committee in its discretion.
4.Restrictions.
a.Lapse of Restrictions Generally. Except as specified in paragraph 6(a), restrictions on the PSUs will lapse to the extent that both the Service Condition and the Performance Condition are satisfied and once the Committee has certified the Performance Condition has been satisfied (the “Normal Restriction Lapse Date”). Subject to paragraphs 5 and 6, the “Service Condition” will be satisfied with respect to the PSUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through the Normal Restriction Lapse Date, and the “Performance Condition” will be satisfied with respect to between 0% and 200% of the Target PSUs based on the attainment of the performance conditions set forth in Appendix A, and in all cases, subject to the maximum share limitation and maximum value as set forth below in Section 4(b) and 4(c), respectively. Prior to the issuance of any Shares pursuant to paragraph 7, except as specified in this Award Agreement (for example, in the event of an Involuntary Termination due to a Change in Control as described in paragraphs 5(b) and 6(a)), the Committee shall certify the extent, if any, to which the Performance Condition was achieved. In no event will payment under this Award be made later than the date that is 2 ½ months after the calendar year in which both the Service Condition and the Performance Condition have been satisfied (or deemed satisfied) under the terms of this Award Agreement.

b.Maximum Shares Limitation. The maximum number of Shares the Participant may earn under this Award is Shares equal to 200% of the Target PSUs.
c.Maximum Value Limitation. In addition to any other limitation specified in this Award Agreement, notwithstanding anything in this Award Agreement to the contrary, if the Final Value of the Shares otherwise issuable on lapse of the restrictions on the PSUs, as determined in accordance with this Award Agreement, exceeds the applicable Maximum Value, the number of Shares issued to the Participant will be reduced so that the Final Value of the number of Shares issued is equal to such Maximum Value. “Final Value” means the closing price of a Share on the End Date, multiplied by the number of Shares otherwise issuable on lapse of the restrictions applicable to the PSUs (assuming for such purpose that the immediately preceding sentence did not apply). “Maximum Value” means the closing price of a Share on the Grant Date multiplied by the Target PSUs, multiplied by 5.
5.Termination of Employment. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the Normal Restriction Lapse Date, the PSUs shall be immediately cancelled, except as follows:
a.Employment Termination Due to Death. If the Participant’s employment with the Company or any of its Subsidiaries terminates prior to the Normal Restriction Lapse Date as a result of the Participant’s death, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition.
b.Involuntary Termination Following Certain Transactions. If prior to the Normal Restriction Lapse Date (i) the Participant incurs an Involuntary Termination during the 24-month period following a Change in Control or (ii) during the 24-month period following a Covered Transaction the Participant incurs an Involuntary Full Severance of Employment in Connection With a Covered Transaction (in each case, as determined by the Committee in its sole discretion), the Service Condition shall be deemed to be fully satisfied for all PSUs awarded hereby on the date of the Participant’s Involuntary Termination.
For the avoidance of doubt, the 24-month period following a Change in Control or a Covered Transaction includes the date of the consummation of the Change in Control or the Covered Transaction.
c.Occurrence of Total Disability. If on or after the first anniversary of the Grant Date and prior to the Normal Restriction Lapse Date, the Participant incurs a Total Disability, the Service Condition shall be deemed fully satisfied as of the date of such termination, and, subject to paragraph 6(a), the PSUs shall remain subject to the Performance Condition.
d. Other Involuntary Termination. If on or after the first anniversary of the Grant Date and prior to the Normal Restriction Lapse Date, the Participant incurs an Involuntary Termination, and paragraph 5(b) does not apply, then as of the date of such Involuntary Termination, the Service Condition shall be deemed satisfied with respect to the applicable Pro-Rata Portion, and such Pro-Rata Portion of the PSUs shall remain subject to the Performance Condition (except as specified in paragraph 6(a) and (b)).
e.Termination of Employment Due to Other Reasons. If the Participant incurs a Termination of Employment for any reason other than as specified in paragraphs 5(a), 5(b), 5(c), or 5(d) then the PSUs shall be immediately cancelled.

f. Definitions. For purposes of this Award Agreement, the following terms have the meanings specified below:
(i) “Company Group” means the Company and entities that, at the relevant times through the date of the Participant’s Termination of Employment, are Subsidiaries.
(ii) “Covered Transaction” means a transaction other than a Change in Control that, in the determination of the Committee in its sole discretion, involves either (1) the formation of a joint venture to which the Company contributes assets or businesses comprising at least 30% of the Company (as measured in terms of assets, revenue, cash flow, net income and/or other parameters, in the discretion of the Committee) (a “Covered Business”) and in which the Company retains an equity interest of at least 40%, or (2) the disposition to the Company’s shareholders of a Covered Business.
(iii) “Involuntary Full Severance of Employment in Connection With a Covered Transaction” means an Involuntary Termination incurred in connection with the Covered Transaction as determined by the Committee in its sole discretion; provided, however, that a Participant shall not incur an Involuntary Full Severance of Employment in Connection With a Covered Transaction if, prior to the Normal Restriction Lapse Date, (1) the Participant receives an offer of employment from a Qualifying Successor (whether or not the Participant accepts such offer of employment) unless such offer of employment is for materially diminished base salary as compared to the Participant’s base salary in effect immediately prior to the consummation of the Covered Transaction as determined by the Committee in its sole discretion, or (2) the Participant transfers to, or continues the employment with, a Qualifying Successor on or following a Covered Transaction.
(iv) “Involuntary Termination” means the Termination of Employment of the Participant (1) because the Participant’s position with the Company Group is eliminated, (2) because the Participant and the Company, or any Subsidiary (or, upon or following a Change in Control, any of their successors), terminates the employment of the Participant without Cause, (3) because the Participant is no longer employed within the Company Group because the Participant becomes or remains employed by a Qualifying Successor, (4) because on or within 24 months following and in connection with a Covered Transaction (as determined by the Committee in its sole discretion) the Participant resigns from employment with the Company, or any Subsidiary due to a material diminution of the Participant’s base salary (as determined by the Committee in its sole discretion) within such period; provided that the Participant delivers written notice to the Participant’s employer, either the Company or a Subsidiary (as applicable), of Participant’s intention to terminate employment within 30 days following the occurrence of such material diminution of base salary and the Company or Subsidiary (as applicable) has not, within 30 days following receipt of such written notice, corrected such diminution (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and such employer), or (5) because, on or within 24 months following a Change in Control, the Participant resigns from employment with the Company, or any Subsidiary (or, upon or following a Change in Control any of their successors), due to a reason that would qualify as an event that is a “Good Reason” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan (as determined by the Committee), whether or not the Participant is a participant in the Baker Hughes Company Executive Change in Control Severance Plan; provided, however, that the Participant delivers written notice to the Committee of Participant’s intention to terminate employment within 30 days following the occurrence of the Good Reason event and the Company or Subsidiary (or, upon or following a Change in Control any of their successors) as applicable, has not, within 30 days following receipt of such written notice, corrected such Good Reason event (in which case such resignation shall be effective immediately upon the expiration of the cure period or such other date that would remain within the short term deferral period for purposes of Section 409A as agreed in writing by the Participant and the Participant’s employer) (for the avoidance of doubt, treating all references to Committee for purposes of this clause (5) as the “Committee” within the meaning of the Baker Hughes Company Executive Change in Control Severance Plan). For purposes of this Award Agreement, an “Involuntary Termination” does not include (w) a Termination of Employment for Cause, (x) the Participant’s death or Termination of Employment due to disability or retirement, (y) a voluntary Termination of Employment by the Participant, or (z) the transfer or continuation of the employment of the Participant to or with the Company or an entity that is then a Subsidiary (or, following a Change in Control, any of their successors).
(v)“Pro-Rata Portion” shall mean the total number of PSUs covered by this Award multiplied by a fraction, the numerator of which is the total number of complete months which have elapsed between the Grant Date and the date of Involuntary Termination and the denominator of which is 36.
(vi) “Qualifying Successor” means (1) an entity (or entities) holding assets or businesses comprising a Covered Business that is disposed of to the Company’s shareholders in a Covered Transaction and entities that are affiliated with such entity under section 414 of the Code, (2) a joint venture to which the Company contributes assets or businesses comprising a Covered Business and entities that are affiliated with such entity under section 414 of the Code.
(vii)“Termination of Employment” means the Participant is no longer employed by the Company or any entity that is then a Subsidiary without a contemporaneous transfer of employment to the Company or an entity that is then a Subsidiary.
(viii)“Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or any of its Subsidiaries.
6.Transactions Involving the Company.
a.Change in Control of the Company. In the event of a Change in Control, the Performance Condition shall be deemed satisfied at the target level of performance with respect to the Target PSUs that have not theretofore been forfeited, and, except as specified above in this Award Agreement, the Target PSUs shall remain subject to the Service Condition.
b.Covered Transaction. In the event of a Covered Transaction, if paragraph 5(b) or paragraph 5(d) applies to the Participant and the Committee has determined in its sole discretion that the Participant has incurred an Involuntary Termination in connection with the Covered Transaction, the Performance Condition shall be deemed satisfied at the greater of (i) the target level of performance or (ii) the actual performance through the date of the Covered Transaction (calculated based upon the most recent results that have then been reported through the calendar quarter immediately preceding the date of the Covered Transaction) with respect to the Target PSUs that have not theretofore been forfeited.
7.Issuance and Withholding Tax. Upon such date as both the Service Condition and the Performance Condition restrictions lapse pursuant to this Award Agreement, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the PSUs for which the restrictions lapse in accordance with this Award Agreement. No later than the date as of which an amount with respect to the PSUs first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount.
8.Amendment/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the PSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration or termination of the PSUs if the Board determines in its sole discretion that such amendment, alteration, or termination either (a) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (b) is in accordance with paragraph 9. Notwithstanding the foregoing, no amendment of the PSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the PSUs shall be null and void to the extent the grant of PSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.
9.Recoupment. Notwithstanding any other provision of this Award to the contrary, the PSUs, any Shares issued in settlement of the PSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the Baker Hughes Recovery of Compensation Policy, as may be amended from time to time, and any other recoupment policy that the Company may adopt from time to time.
10.Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.
11.Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan administer and maintain the data regarding the Plan, the participants and the awards granted to Participant who is an employee in the group consisting of the Company and its Subsidiaries (the “Company Group”) worldwide. Participant authorizes the Company, the Stock Plan Administrator that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Employee Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Employee Personal Data”). Participant further acknowledge that Participant understands that the countries to which Participant’s Employee Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country. Further, Participant understand that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant the PSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.
12.Repatriation; Compliance with Law. Participant agrees to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in Participant’s country of employment (and country of residence, if different). In addition, Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in Participant’s country of employment (and country of residence, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal obligations under local laws, rules and/or regulations in Participant’s country of employment and country of residence, if different.
13.Electronic Delivery. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.
14.Nontransferability. Except as specified in this Award Agreement, this Award and this Award Agreement are not transferable or assignable by Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.
15.Section 409A. This Award is intended to be exempt from Section 409A. To the extent applicable, the Plan and any award document governing an award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.
16.Adjustments to Award. This Award is subject to adjustments pursuant to Section 4b of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.
17.Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Appendix A
Performance Condition
Section 1.Definitions. As used in this Appendix A, the following terms shall have the meanings set forth below:
(a)“Adjusted EBITDA” means income (loss) before income taxes, net interest expense, depreciation and amortization, restructuring programs included any related inventory impairment, changes in fair value of equity securities, transaction related cost, and other charges and credits. The Company’s acquisition of Chart Industries (the “Chart Acquisition”), including the Adjusted EBITDA attributable to Chart Industries, any financing arrangements, accounting impacts, restructuring charges, or other effects directly or indirectly attributable to the Chart Acquisition shall be excluded from the calculation of Adjusted EBITDA.
(b)“Average Adjusted EBITDA %” means the cumulative Adjusted EBITDA for the three years in the Performance Period divided by the cumulative revenue (excluding any external revenue attributable to the Chart Acquisition) for the three years in the Performance Period.
(c)“Average Free Cash Flow Conversion” means the cumulative Free Cash Flow for the three years in the Performance Period divided by the cumulative Adjusted EBITDA for the three years in the Performance Period.
(d)“End Date” means December 31, 2028.
(e)“Free Cash Flow” means net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets (excluding Free Cash Flow attributable to the Chart Acquisition, any financing arrangements, accounting impacts, restructuring charges, or other effects directly or indirectly attributable to the Chart Acquisition).
(f)“IET Orders” means external contract awards as per orders recognition policy that are booked within the IET Segment. Related to the Chart Acquisition, any orders booked under Chart shall be excluded in the calculation of IET Orders.
(g)“Performance Period” means the period beginning on the Start Date and ending on the End Date.
(h)“Start Date” means January 1, 2026.
(i)“Strategic Imperatives” are critical initiatives to drive growth, profitability, and returns specifically listed below in Section 3.d. These strategic imperatives are a core part of the Long-Range Plan that is prepared and reviewed on an annual basis to set the multi-year strategy of the Company. Related to the Chart Acquisition, any impacts attributable to the strategic imperatives listed below shall be included in the assessment of the performance.

Section 1.Weighting of Performance Conditions.
    The payout for the number of PSUs awarded to a Participant under an Award Agreement will be determined under Section 3 below and will be based upon the achievement of the following weighted performance goals: (a) Average Adjusted EBITDA %, weighted at 20%, (b) Average Free Cash Flow Conversion, weighted at 30%, (c) IET Orders, weighted at 20% and (d) Strategic Imperatives, weighted at 30%. Subject to the maximum value limitation set forth in paragraph 4(c) of the Award Agreement, each PSU represents a right to receive one Share. In no event will the total Award earned be less than zero. In no event will the number of Shares issued to the Participant under the Award exceed the maximum value limitation set forth in paragraph 4(c) of the Award Agreement.
Section 2.Performance Condition Attainment.
(a)Average Adjusted EBITDA %. Average Adjusted EBITDA % will determine the Performance Condition attainment, with respect to 20% of the Target PSUs. The following table sets forth the percentage of the Target PSUs for which the Performance Condition will be deemed satisfied based on the attainment of Average Adjusted EBITDA % indicated in the corresponding row of the table:

Average Adjusted EBITDA %	Performance Condition Attainment
≥ 20%	200%
18.9%	100%
18%	50%
<18%	0%
(b)
(c)If Average Adjusted EBITDA % exceeds 18% and is less than 18.9%, or if Average Adjusted EBITDA % exceeds 18.9% and is less than 20%, the percentage of the PSUs for which the Performance Condition will be deemed satisfied will be subject to straight-line interpolation between the applicable corresponding percentages set forth in the table.
(d)Average Free Cash Flow Conversion. Average Free Cash Flow Conversion will determine the Performance Condition attainment, with respect to 30% of the Target PSUs. The following table sets forth the percentage of such Target PSUs for which the Performance Condition will be deemed satisfied based on the attainment of Average Free Cash Flow Conversion indicated in the corresponding row of the table:

Average Free Cash Flow Conversion	Performance Condition Attainment
≥ 52%	200%
50%	100%

48%	50%
<48%	0%
(e)
(f)If Average Free Cash Flow Conversion exceeds the 48% and is less than the 50%, or if Average Free Cash Flow Conversion exceeds 50% and is less than 52%, the percentage of the PSUs for which the Performance Condition will be deemed satisfied will be subject to straight-line interpolation between the applicable corresponding percentages set forth in the table.
(g)IET Orders. IET Orders will determine the Performance Condition attainment, with respect to 20% of the Target PSUs. The following table sets forth the percentage of the Target PSUs for which the Performance Condition will be deemed satisfied based on the attainment of IET Orders indicated in the corresponding row of the table:

IET Orders (Billions)	Performance Condition Attainment
≥ $45	200%
$40	100%
$35	50%
<$35	0%

(h)If IET Orders exceeds $35B and is less than $40B, or if IET Orders exceeds $40B and is less than $45B, the percentage of the PSUs for which the Performance Condition will be deemed satisfied will be subject to straight-line interpolation between the applicable corresponding percentages set forth in the table.
(i)Strategic Imperatives. Strategic Imperatives will determine the Performance Condition attainment, with respect to 30% of the Target PSUs. The Committee will evaluate the achievement of the following criteria and determine the Performance Condition attainment of Strategic Imperatives in its sole discretion:

Criteria	Criteria Description	Weighting
Enterprise Deal Orders	As detailed in long range plan	50%
Portfolio Management	As detailed in long range plan	25%
Growth Priorities: - Digital Orders - Mature Asset Solutions Revenue - New Energy Orders - Industrial Expansion & Adjacencies Orders	As detailed in long range plan	25%
(j)

(k)Adjustments for Unusual or Nonrecurring Events; Certain Acquisitions. The Committee shall be authorized to make adjustments to any of the performance metrics set forth in Appendix A as they apply to the Company in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such removal or adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under this Award Agreement.